Exhibit 10.1

November 16, 2025

Jillian C. Evanko

President and Chief Executive Officer

Chart Industries, Inc.

8665 New Trails Drive

Suite 100

The Woodlands, TX 77381

Re: Senior Advisor Agreement

Dear Jill:

This letter agreement (this “Agreement”) confirms the terms of your transition from employment to a senior advisor engagement with Chart Industries, Inc. (the “Company”). We appreciate all of your efforts and contributions to the Company and look forward to entering into this engagement and continuing our valuable work relationship with each other.

1. Transition Date. You shall continue to serve as the Company’s Chief Executive Officer and President and as a member of the Company’s board of directors (the “Board”) through and until January 5, 2026 in accordance with the terms of that certain Amended and Restated Employment Agreement, effective as of June 12, 2018, by and between you and the Company (the “Employment Agreement”), and on such date, automatically and without any further action by the parties hereto, your status as an employee will terminate and you will transition to the consulting role of Senior Advisor to the Company effective January 6, 2026 (such date, or any earlier date on which your employment with the Company terminates for any reason or no reason, the “Transition Date”). Your employment as the Chief Executive Officer and President of the Company, as well as your service on the Board and any other director and officer positions with the Company and its affiliates (including any committee positions), shall automatically conclude and transition on the Transition Date as further set forth herein.

2. Senior Advisor Services. Beginning on the Transition Date and continuing until the earlier to occur of (a) the consummation of the transaction contemplated by that certain Agreement and Plan of Merger, dated as of July 28, 2025, by and among the Company, Baker Hughes Company, and Tango Merger Sub, Inc. (as amended, the “Merger Agreement” and, such transaction contemplated thereby, the “Merger”) and (b) the termination of the Merger Agreement (such period, the “Senior Advisor Term”), you will serve as a non-employee Senior Advisor to the Company. As a Senior Advisor, you shall report to the Company’s interim Chief Executive Officer (or, if the Company does not have an interim Chief Executive Officer serving in the role at any point during the Senior Advisor Term, you will report directly to the Board) and provide consulting services and advice to the Company and the Board related to the Merger and its successful consummation, as well as transition your duties to and assist such interim Chief Executive Officer and provide such other services as reasonably requested by the Company (collectively, the “Senior Advisor Services”). It is currently anticipated that you shall provide up to forty (40) hours of Senior Advisor Services per month during the Senior Advisor Term, which shall be provided remotely (and, for the avoidance of doubt, during the Senior Advisor Term, you shall keep and use your Company laptop and email address (and shall return such Company laptop to the Company following the expiration of the Senior Advisor Term)). You acknowledge and agree that you shall remain subject to the Company’s insider trading policy, code of conduct, and similar policies during the Senior Advisor Term.

3. Senior Advisor Fee. As consideration for providing the Senior Advisor Services and subject to the consummation of the Merger and your continued compliance with the Restrictive Covenants (as defined below) prior thereto, the Company shall pay you a one-time cash fee equal to $1,000,000 per calendar month elapsed in the Senior Advisor Term (the “Senior Advisor Fee”), which shall be paid in a lump sum immediately upon the consummation of the Merger and shall be pro-rated for any partial month of the term of this Agreement (i.e., in the event the Merger is not consummated at month-end); provided, however, that (a) the Senior Advisor Fee in respect of January shall not be pro-rated, (b) the Senior Advisor Fee shall in no event be less than $4,000,000 (regardless of the duration of the Senior Advisor Term) and (c) the Senior Advisor Fee shall in no event exceed $9,000,000 (regardless of the duration of the Senior Advisor Term). The Company shall also reimburse you for reasonable business-related expenses incurred as a Senior Advisor, pursuant to the terms and conditions of applicable Company policies. For the avoidance of doubt, in the event that the Merger is not consummated or the Merger Agreement is terminated prior to the consummation of the Merger, you shall not be eligible to receive the Senior Advisor Fee and shall only be entitled to receive any reimbursable business expenses unpaid as of the date that your services are terminated.

4. Incentive Compensation. You and the Company acknowledge and agree that, prior to the date hereof, you were granted certain Company equity interests under the Company’s 2017 Omnibus Equity Plan and 2024 Omnibus Equity Plan (collectively, the “Equity Plans”), including options to purchase common stock in the Company (the “Options”), restricted stock units (the “RSUs”) and performance stock units (the “PSUs” and, together with the Options and the RSUs, collectively, the “Equity Awards”). The parties hereby acknowledge and agree that (a) your transition from an employee to a consultant on the Transition Date shall not constitute a “termination of Employment” for purposes of the Equity Plans and the Equity Awards; provided, however, that (i) no additional equity or incentive equity awards shall be granted to you during the remainder of your employment with the Company or the Senior Advisor Term, including, but not limited to, in respect of the 2026 fiscal year; (ii) you shall cease vesting in the Equity Awards as of the Transition Date; (iii) notwithstanding anything to the contrary in the Equity Plans or any applicable award agreement, any Equity Awards that are not vested as of the Transition Date in accordance with their existing terms shall be automatically forfeited and cancelled for no consideration as of the Transition Date without any further action by you, the Company or the Board as of such date; (iv) you shall retain any Equity Awards that are vested as of the Transition Date, subject to, and in accordance with, the terms and conditions of the Equity Plans and the applicable award agreements (including, subject to your continued employment with the Company through December 31, 2025, your PSUs granted in 2023 with a performance period ending December 31, 2025, with the number of shares of Company common stock to be delivered to you upon settlement of such award determined based on actual performance pursuant to the terms of the applicable award agreement); and (v) you shall have thirty (30) days following the termination of the Senior Advisor Term to exercise any Options that are vested as of the Transition Date in accordance with the existing terms and conditions of the Equity Plans and the applicable award agreements; (b) you shall remain eligible to receive your Annual Bonus (as defined in the Employment Agreement) for the 2025 fiscal year in accordance with the Employment Agreement, subject to your continued employment in good standing through January 5, 2026, with the amount thereof earned to be estimated reasonably as of December 31, 2025 and payable with your final employee paycheck; and (c) you shall not be eligible to receive an Annual Bonus or any other incentive-based compensation in respect of the 2026 fiscal year.

5. Continuing Covenants. You acknowledge and agree that your non-competition, confidentiality, and intellectual property obligations under Sections 10 and 11 of the Employment Agreement and any similar covenants applicable to you (collectively, the “Restrictive Covenants”) shall remain in effect during the remainder of your employment and the Senior Advisor Term pursuant to the terms of such covenants, which are incorporated herein and shall survive the execution of this Agreement. You further acknowledge and agree that (a) the Restricted Period (as defined in the Employment Agreement) shall commence on the date that the Senior Advisor Term ends and (b) you shall not provide services as an employee to any public company during the Senior Advisor Term (provided, however, that, for the avoidance of doubt, you shall be permitted to serve on any board of directors or similar governing body). You also agree to reasonably cooperate with the Company following the Transition Date in connection with any action or proceeding relating to events that occurred during your employment with the Company or during your engagement during the Senior Advisor Term. Any such cooperation shall be provided at mutually agreeable times and locations, and shall be at the Company’s expense. In addition, you hereby agree to reasonably assist the Company and its affiliates with resignation-related documentation matters during and after the end of the Senior Advisor Term (including, for the avoidance of doubt, by signing customary forms of resolutions and resignation letters as reasonably requested by the Company).

6. Acknowledgement and Waiver Regarding Employment Agreement. As stated above, you shall continue in your role as Chief Executive Officer and President of the Company under the Employment Agreement and continue to serve as a director on the Board until the Transition Date. The Transition Date shall serve as the date that your employment terminates for purposes of your participation in and coverage under all benefit plans and programs sponsored by or through the Company and its affiliates, and your eligibility to participate in, or receive coverage under, any such plans shall be governed by the terms and conditions of such plans or programs. Notwithstanding the foregoing, by signing below, you (a) expressly acknowledge and agree that the execution of this Agreement, the transition of your employment to a consultancy and your cessation of your role as Chief Executive Officer and President, and the termination of your services as Senior Advisor, in each case as described herein, shall not constitute a termination without “Cause” or a resignation for “Good Reason” (as those terms are defined in the Employment Agreement); (b) expressly waive your right to receive any severance benefits under Section 8(c) of the Employment Agreement or any other severance plan, policy or practice maintained by the Company and its affiliates, and (c) expressly acknowledge that, except as otherwise set forth herein, you shall not be entitled to any amounts or benefits in connection with the cessation of your role as Chief Executive Officer and President and a member of the Board other than (i) any accrued and unpaid base salary as of the Transition Date, (ii) unpaid reasonable business expenses incurred by you in accordance with the Company’s policies prior to the Transition Date, and (iii) vested benefits under the Company’s 401(k), medical, dental, vision and other benefit plans. Except as expressly provided in this Agreement, this Agreement shall supersede the terms of the Employment Agreement and be the sole agreement between you and the Company as of the Transition Date. Except as expressly set forth herein, this Agreement shall have no effect on your obligations as set forth in the Employment Agreement, which shall remain in effect until the Transition Date and thereafter, to the extent set forth in such agreement.

7. Release. In exchange for the mutual promises and consideration provided in this Agreement, you waive and release your right to assert a legal claim against the Company, each of its affiliates, and each of its and their respective present and former officers, directors, employees, attorneys, agents, assigns and successors (collectively, the “Released Parties”) for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date of this Agreement. This waiver and release bars any form of legal claim, complaint or other action (collectively, “Claims”) against any Released Party seeking any form of relief, including equitable relief, the recovery of any damages, or any other form of monetary recovery (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs), for any alleged action, inaction or circumstance existing or arising through the date of this Agreement. Without limiting the foregoing, you knowingly and voluntarily (for yourself and your heirs, executors, administrators and assigns) specifically waive and release and forever discharge each Released Party from any waivable claim arising from or related to your relationship with the Company, including (i) Claims under any local, state, or federal employment-related statute, regulation, or executive order (as amended) relating to the employment relationship, including but not limited to the Age Discrimination in Employment Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Genetic Information Non-Discrimination Act, the Families First Coronavirus Response Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act, the Delaware Discrimination in Employment Act and any similar state or federal statute; (ii) Claims under any state or federal common law theory, including wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of the covenant of good faith and fair dealing, retaliation, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, or negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery; and (iii) Claims to any severance benefits under Section 8(c) of the Employment Agreement or any other plan, program or practice maintained by the Company.

For the avoidance of doubt, the release in the above paragraph shall not (i) include any claims relating to the obligations of the Company under this Agreement; (ii) affect your vested and accrued rights as a participant in the Company’s 401(k) plan or other medical, dental, vision or other benefit plan; (iii) affect your rights with respect to the vested Equity Awards as described in this Agreement; or (iv) any existing rights to indemnification or director and officer coverage that you may have under any agreement with the Company or its affiliates, any of their respective organizational documents or any insurance policies thereof or pertaining thereto. In addition, the parties hereto acknowledge and agree that nothing contained in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”), or limits your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to Company, or limits your right to receive an award for information provided to any Government Agencies. You understand, however, that, except as limited by the immediately preceding sentence, by signing this Agreement, you waive your right to any monetary recovery in connection with Government Agencies proceedings and your right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal.

In signing this release, you acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied, except as specifically set forth above. You expressly consent that this release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. You acknowledge and agree that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement. You further agree that in the event you should bring a Claim seeking damages against the Company, or in the event you should seek to recover against the Company in any Claim brought by a governmental agency on your behalf, this release shall serve as a complete defense to such Claims (except as specifically set forth above). You further agree that you are not aware of any pending charge or complaint as of the execution of this Agreement.

In addition, you also agree to execute a subsequent release, in substantially the same form as set forth herein, in connection with and as a condition to the payment of the Senior Advisor Fee to you.

8. Independent Contractor Status. As a Senior Advisor, you shall be an independent contractor, and you shall not be considered an employee for purposes of any Company employment or benefit policy, plan or program. While serving as a Senior Advisor, you shall not act as an agent of the Company, or have authority to bind, represent or speak for the Company. Any payments that you receive from the Company in connection with the Senior Advisor Services shall be recorded on an IRS Form 1099, and you agree that you shall be solely responsible for paying all required local, state, and federal taxes imposed on any amount payable to you as a Senior Advisor. Except for any compensation paid to you in respect of your services prior to the Transition Date, the Company shall not be responsible for withholding or paying any income, payroll, social security or other federal, state or local taxes on your behalf with respect to any amounts you may receive pursuant to this Agreement, or making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on your behalf during the Senior Advisor Term. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. For the avoidance of doubt, except as otherwise expressly provided in this Agreement, during the Senior Advisor Term, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees. Please note that, for the avoidance of doubt, you shall be free to serve as an employee or director and/or provide professional consulting services to individuals or entities other than the Company during the Senior Advisor Term, provided you meet your service obligations to the Company as described herein, and further provided that you may not render services in a manner that violates any Restrictive Covenants.

9. Taxes. Both parties intend this Agreement to be in compliance with, or exempt from, Section 409A. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, related to Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Agreement shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.

10. No Right to Continued Employment. This Agreement shall not be construed as giving you the right to be retained in the employ of, or in any other continuing relationship with, the Company or any of its affiliates.

11. Section 280G. Section 9 (Conditional Reduction in Payments) of the Employment Agreement is incorporated by reference herein, mutatis mutandis, and shall apply to all payments made under this Agreement (including the Senior Advisor Fee).

12. General. The parties hereto acknowledge and agree that, except for the Restrictive Covenants, the Equity Plans and any applicable equity award agreements, this Agreement supersedes any prior or contemporaneous oral and/or written agreements between you and the Company relating to the subject matter described herein and sets forth the entire agreement between you and the Company relating to such subject matter. No modifications hereof shall be deemed valid unless reduced to writing and signed by the parties. The failure of either party to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of such party’s right to seek enforcement of such provision in the future. This Agreement shall be governed by and construed in accordance with the laws of Delaware without giving effect to conflict of law principles. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full, provided, however, that if any or all of the release herein is held unenforceable, this Agreement except for such release shall be deemed null and void.

13. Miscellaneous. Sections 13(b), (d), (f), (g), (h), (i) and (n) of the Employment Agreement are incorporated by reference herein, mutatis mutandis.

14. Acknowledgements. By executing this Agreement, each party hereto acknowledges and agrees that (1) such party has carefully read and understands the terms and effects of this Agreement; (2) such party has been afforded sufficient time to understand the terms and effects of this Agreement and consult with such party’s independent legal counsel and tax or financial advisors; (3) such party’s agreements and obligations hereunder are made voluntarily, knowingly and without duress; and (4) neither such party nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

[Signature page follows.]

If this Agreement is acceptable to you, please sign and return the enclosed copy of this Agreement to Gerry Vinci (the Company’s Chief Human Resources Officer).

CHART INDUSTRIES, INC.

By:	/s/ Gerry Vinci
Name: Gerry Vinci
Title: Chief Human Resources Officer

Acknowledged and Agreed:

/s/ Jillian C. Evanko
JILLIAN C. EVANKO

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